UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2015

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	001-36633	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue

Kansas City, Kansas 66105

(Address of principal executive offices, including zip code)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement.

On January 26, 2015, Epiq Systems, Inc. (the “Company”) entered into the Second Amendment (the “Second Amendment”) to its existing Credit Agreement dated as of August 27, 2013 (as amended by that certain First Amendment to Credit Agreement dated as of March 26, 2014, the “Existing Credit Facility”), among the Company, certain of its domestic subsidiaries party thereto as guarantors, the lenders party thereto, and KeyBank National Association, as administrative agent.

The Second Amendment amended, among other things, the definitions of “Consolidated EBITDA”, “Consolidated Net Income” and “Excess Cash Flow” to permit the Company to add back the following charges: (1) severance and reorganization costs and expenses incurred during any trailing twelve month period that includes a fiscal quarter ending on or after January 1, 2014 and on or prior to December 31, 2014; and (2) certain fees, costs and expenses incurred by the Company in connection with the Company’s previously announced review of certain strategic and financial alternatives, including potential proxy contests. The Second Amendment also amended the definition of “Applicable Margin” increasing the margin determined by reference to the Company’s consolidated net leverage ratio (as defined in the Existing Credit Facility) for purposes of calculating the interest rate for base rate loans, Eurodollar loans and the fee applicable to letters of credit as specified therein.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this report:

10.1	Second Amendment, dated January 26, 2015, to the Credit Agreement dated as of August 27, 2013 (as amended by that certain First Amendment to Credit Agreement dated as of March 26, 2014), among Epiq Systems, Inc., the domestic subsidiaries named therein as guarantors, the lenders party thereto, and KeyBank National Association as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.
Date: January 27, 2015
	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director